                                  EXHIBIT 10.6

                      EXECUTIVE INCENTIVE COMPENSATION PLAN
                               MAIC HOLDINGS, INC.
                                DECEMBER 5, 1996

For the past 18 months the management team of MAIC Holdings, Inc. (the "Company") has worked to design a cost-effective, yet meaningful incentive compensation program. In December 1995 the Board approved the Incentive Compensation Stock Plan (the "Stock Plan") to be presented at the Company's Annual Meeting in May 1996. This memorandum provides the details required for the Board's decision with regards to implementing an executive incentive compensation program using stock awards and stock options under the Stock Plan.

SUMMARY & BACKGROUND

The Company's accountants (Ernst & Young LLP) analyzed the overall compensation packages of ten companies that the accountants considered comparable to the Company and found that the Company's base salaries are in the lower end of comparable salaries for that group. Additionally, they determined that the Company is the only company in the peer group without some type of long-term incentive program in place. This places the Company at a disadvantage in retaining senior management and core staff members.

Given the need to increase the total compensation package for key employees, yet control expenses, the Compensation Committee has recommended for adoption a two-tier incentive compensation program centered around the awarding of stock and stock options. The incentive levels will not bring the Company to the top tier of overall compensation within our peer group, but it has been judged by the Compensation Committee to be meaningful, and is well within the norms for companies comparable to the Company's size.

PLAN DESCRIPTION

The plan, as proposed, will award both short-term and long-term incentives as a percentage of an executive's annual salary. Incentive compensation would be paid annually subject to the Company meeting performance criteria satisfactory to the Compensation Committee in the applicable year.

The plan would make incentive compensation dependent on individual Objective Criteria involving personal goals (i.e. meeting budgetary goals and department performance) and Subjective Criteria evaluated by the President and Executive Vice-President. The plan would be capped at 60% of an individual's yearly salary, and that maximum could only be reached through extraordinary effort and achievement of superlative results.

Whatever the incentive amount, 50% is to be awarded as a short-term incentive, taking the form of Company stock award under the Stock Plan and cash in an amount sufficient to cover the Company's tax withholding requirements with respect to the stock award. By utilizing Company stock for the majority of the short-term award, there will be minimal impact, if any, on the Company's cash flow.

The remaining 50% will be a long-term incentive and payable entirely in stock options granted under the Stock Plan that would be exercisable no sooner than six months from the date of the award. The price at which the options would be exercisable would be the price as of their date of issue.

The long-term incentive has several advantages in that it encourages key employees to remain with the Company, it further aligns management's goals with those of our customers and shareholders, and the Company receives favorable tax treatment in the form of a non-cash deduction equal to the amount of any participant's gain when the options are exercised.

PLAN SCOPE

The plan is currently designed to apply to the senior management team, but is envisioned as a tool to retain key employees at all levels of the Company and its subsidiaries. Obviously, changes may be required to make this plan relevant to different levels of responsibility within the company, but the spirit of the plan will remain the same at all levels.

AUTHORIZATION

The Compensation Committee approved the Executive Incentive Compensation Plan on December 6, 1996, with such changes as may be considered by management to be necessary or advisable in the implementation of the plan. The implementation of the Executive Incentive Compensation Plan is to commence in fiscal year ending December 31, 1997.